                                EXHIBIT 99.2

                              CONSULTING AGREEMENT
                           ___________________________

This consulting agreement (hereinafter referred to as "Agreement") is entered into as of October 1, 2002, by and between e-Solutions.biz, LLC (Thomas W.
Strouble, owner and principal) (hereinafter referred to as "Consultant") and
The Timken Company (hereinafter referred to as "Company"), a corporation organized and existing under the laws of the State of Ohio.

WHEREAS, Thomas W. Strouble was employed for many years as an officer of the
Company and has acquired extensive experience and developed important relation-
ships which the Company wishes to utilize by retaining Consultant to perform certain services as described herein; and

WHEREAS, Thomas W. Strouble resigned as an officer and retired as an employee on September 30, 2000, under the Company's retirement program; and

NOW, THEREFORE, in consideration of the mutual promises and covenants, it is hereby agreed by and between the parties as follows:

1.   In consideration of Consultant's services as hereinafter described, the
     Company agrees to pay Consultant a retainer at the rate of $80,000 per year, to be paid semi-annually on the first day of January 2003 and the first day of July 2003.

2.   The services to be performed by Consultant shall consist of the following:
     (1) provide counsel and advice to the Industrial Bearing Business on various matters from time to time as requested by the President-
     Industrial; and (2) provide advice to the Company regarding the Company's use of technology, intellectual property, "e-business" and the Company's strategy relating thereto; and (3) provide counsel and advice to the
     President - Industrial regarding the development and implementation of the
     Company's industrial services business and bearing manufacturing strategy.

3.   It is anticipated that Consultant will devote the equivalent of approx-
     imately 5 days per month to the performance of the services described above.  The days on which Consultant will perform services under this
     Agreement, and the number of hours devoted to the performance of such services on any given day, will be determined by Consultant in his sole discretion.

4.   The Company will reimburse Consultant for all reasonable and necessary expenses (including business class travel on international flights)
     incurred in the performance of the services described in this Agreement.

                                       2

5.   Consultant agrees that he shall treat confidentially any material, non-
     public information, trade secrets, or proprietary data of the Company that he obtains during the course of performing his services under this
     Agreement.

6.   Consultant agrees that, during the term of this Agreement and for three years after the termination of this Agreement, he shall not provide services to any third party that is a direct competitor of the Company;
     provided, however, that Consultant may, with the prior written consent of the Company, provide services to a group or consortium of companies that may include direct competitors of the Company.  Subject to the foregoing,
     Consultant may provide consulting or other services to other parties during the term of this Agreement and at anytime thereafter.

7.   It is agreed that Consultant shall render services as an independent contractor and that no relationship of employer-employee shall result from the execution of this Agreement or from the performance of any services hereunder.  Consultant shall have no authority to initial or sign con-
     tracts or otherwise to take any action that would create any legally-
     binding obligation on the part of the Company or any of its subsidiaries or affiliates, and shall at all times avoid any action or statement that would in any way represent himself or hold himself out as an agent or employee of the Company or any of its subsidiaries or affiliates.

8.   Consultant shall have the right to determine when, where, how and in what manner he will perform the services under this Agreement.  It is understood that as an independent contractor, Consultant is not under the direction or control of the Company when rendering the services requested of him under this Agreement and is expected to exercise independent judg-
     ment when providing services under this Agreement.  Moreover, Consultant shall not be entitled to any Company benefits as a result of performing services under this Agreement, and the Company shall not pay or withhold any federal, state, or local income tax or payroll tax of any kind on behalf of the Consultant.

9.   This Agreement shall be for a term of one year, terminating on
     September 30, 2003; provided, however, that either party may cancel and terminate this Agreement at any time by giving a thirty-day written notice to the other party of its the desire to do so.  Moreover, this Agreement will terminate immediately if Thomas W. Strouble dies or becomes permanently disabled, or Consultant breaches any material term of this
     Agreement.  If this Agreement is terminated prior to September 30, 2003, the semi-annual payment to which Consultant would otherwise be entitled will be pro-rated based on the number of days the Agreement was in effect during the six months in which the Agreement was terminated.  The provisions of Paragraphs 5 and 6 hereof shall continue in full force and effect notwithstanding the termination of this Agreement.

10.  This Agreement constitutes the entire agreement between the parties relative to the services referred to herein and supersedes all previous negotiations and understandings, oral or written, relative to such services.  Notwithstanding the foregoing, nothing contained herein shall affect or adversely impact any compensation or benefits to which

                                       3

     Thomas W.Strouble is entitled as a result of his employment by the Company prior to September 30, 2000, and his retirement on said date.

11.  This Agreement shall be construed, interpreted and applied, and the legal relationship created herein shall be determined, in accordance with the laws of the State of Ohio.

In witness whereof, the parties have executed this Agreement as of the date first above written.

                              The Timken Company

                              By    Michael J. Hill
                                    ________________________________

                                    VP Manufacturing - Industrial
                                    ________________________________
                                    (Title)

                              e-Solutions.biz, LLC

                              By   /s/ Thomas W. Strouble
                                   ________________________________
                                   Thomas W. Strouble